EXHIBIT 99.1

Federated National Holding Company Reports Second Quarter 2014 Basic Net Income of $1.04 Per Share and Other Results of Operations

SUNRISE, Fla., July 29, 2014 (GLOBE NEWSWIRE) -- Federated National Holding Company (the "Company) (Nasdaq:FNHC) today reported results for the quarter ended June 30, 2014.

Highlights (as measured against the same three-month period last year) include:

  228% increase in basic earnings per share
  117% increase in net premiums earned
  109% increase in revenue
  82% growth in Florida homeowners' policy count to approximately 152,600 policies
  54% increase in gross premiums written
  Second quarter 2014 also included $1.3 million in realized gains, net of taxes

Michael H. Braun, the Company's Chief Executive Officer and President, said, "We are pleased to announce such strong earnings, which reflects the hard work of everyone associated with our organization, from the team that works for our company to our partner agents, vendors and reinsurers. We remain committed to the service that has enabled us to achieve this success and the discipline of writing quality business."

Second Quarter 2014 Financial Review

  For the three months ended June 30, 2014, the Company reported net income of $11.6 million, or $1.04 per share on 11.10 million average undiluted shares outstanding and $1.01 per share on 11.48 million average diluted shares outstanding, compared with net income of $2.5 million, or $0.32 per share on 8.02 million average undiluted shares outstanding and $0.31 per share on 8.27 million average diluted shares outstanding in the same three-month period last year.

  For the six months ended June 30, 2014, the Company reported net income of $20.0 million, or $1.81 per share on 11.02 million average undiluted shares outstanding and $1.75 per share on 11.41 million average diluted shares outstanding, compared with net income of $4.9 million, or $0.61 per share on 8.00 million average undiluted shares outstanding and $0.60 per share on 8.21 million average diluted shares outstanding in the same six-month period last year.

  Gross premiums written increased $37.9 million, or 54.4%, to $107.4 million for the three months ended June 30, 2014, compared with $69.5 million for the same three-month period last year. Homeowners' gross premiums written increased $36.0 million, or 57.4%, to $98.6 million for the three months ended June 30, 2014, compared with $62.6 million for the same three-month period last year.

  Gross premiums written increased $73.6 million, or 64.1%, to $188.5 million for the six months ended June 30, 2014, compared with $114.9 million for the same six-month period last year. Homeowners' gross premiums written increased $70.3 million, or 68.7%, to $172.6 million for the six months ended June 30, 2014, compared with $102.3 million for the same six-month period last year.

  Unearned premiums increased $50.1 million, or 39.0%, to $178.4 million as of June 30, 2014, compared with $128.3 million as of December 31, 2013.

  Net premiums earned increased $27.7 million, or 117.4%, to $51.4 million for the three months ended June 30, 2014, compared with $23.7 million for the same three-month period last year.

  Net premiums earned increased $53.4 million, or 127.5%, to $95.4 million for the six months ended June 30, 2014, compared with $42.0 million for the same six-month period last year.

  Total revenues increased $30.8 million, or 109.4%, to $59.0 million for the three months ended June 30, 2014, compared with $28.2 million for the same three-month period last year.

  Total revenues increased $58.7 million, or 117.2%, to $108.7 million for the six months ended June 30, 2014, as compared with $50.0 million for the same six-month period last year.

Conference Call Information

The Company will hold an investor conference call at 10:00 AM (ET) today, July 29, 2014. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below: (877) 303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners' multi-peril, commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states. The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products, or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company's business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, to underwrite in additional jurisdictions, or to organize a new property and casualty insurer in connection with our recently announced joint venture, and the timing thereof; the impact that this new insurer may have on our results of operations, once organized; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2014	2013	2014	2013
Gross premiums written	$ 107,352,508	$ 69,534,378	$ 188,454,365	$ 114,867,533
Gross premiums earned	$ 74,283,602	$ 38,602,712	$ 138,388,895	$ 69,649,546

Net premiums earned	$ 51,433,016	$ 23,658,701	$ 95,437,030	$ 41,957,714
Commission income	1,223,421	844,245	2,177,131	1,351,340
Finance revenue	347,932	197,731	658,992	343,076
Direct written policy fees	2,352,130	1,779,900	4,179,015	2,962,555
Net investment income	1,301,822	788,368	2,308,345	1,582,314
Net realized investment gains	2,056,282	886,584	3,387,607	1,700,007
Other income	288,733	27,457	569,998	152,063

Total revenue	59,003,336	28,182,986	108,718,118	50,049,069

Expenses:
Losses and loss adjustment expense	24,522,788	12,819,371	45,350,301	22,147,030
Operating and underwriting expenses	4,201,044	3,933,717	7,867,934	6,653,838
Salaries and wages	3,448,166	2,333,413	6,498,106	4,666,402
Amortization of deferred policy acquisition costs	8,837,737	5,041,519	17,279,907	8,794,251

Total expenses	41,009,735	24,128,020	76,996,248	42,261,521

Income before provision for income tax expense	17,993,601	4,054,966	31,721,870	7,787,548
Provision for income tax expense	6,439,709	1,510,891	11,745,033	2,908,304
Net income	$ 11,553,892	$ 2,544,075	$ 19,976,837	$ 4,879,244
Basic net income per share	$ 1.04	$ 0.32	$ 1.81	$ 0.61
Fully diluted net income per share	$ 1.01	$ 0.31	$ 1.75	$ 0.60

Weighted average number of common shares outstanding	11,096,317	8,019,887	11,022,889	8,001,513

Weighted average number of common shares outstanding (assuming dilution)	11,481,319	8,273,974	11,407,576	8,210,792

Dividends paid per share	$ 0.03	$ 0.03	$ 0.06	$ 0.05

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
Period Ending
	6/30/2014	12/31/2013
Total Cash and Investments	$ 349,576,222	$ 262,156,504
Total Assets	$ 409,752,429	$ 316,740,733
Unpaid Losses and Loss Adjustment Expense	$ 71,035,169	$ 61,015,473
Total Liabilities	$ 279,369,129	$ 208,246,349
Total Shareholders' Equity	$ 130,383,300	$ 108,494,384
Common Stock Outstanding	11,141,207	10,901,716
Book Value Per Share	$ 11.70	$ 9.95

Premium Breakout
	3 Months Ending		6 Months Ending
Line of Business	6/30/2014	6/30/2013	6/30/2014	6/30/2013
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$ 98,598	$ 62,634	$ 172,578	$ 102,278
Automobile	3,212	2,345	5,672	4,079
Commercial General Liability	3,168	2,734	6,312	5,416
Federal Flood	2,375	1,821	3,893	3,095

Gross Premiums Written	$ 107,353	$ 69,534	$ 188,455	$ 114,868

Loss Ratios
	3 Months Ending		6 Months Ending
Line of Business	6/30/2014	6/30/2013	6/30/2014	6/30/2013
All Lines	47.68%	54.18%	47.52%	52.78%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company